Exhibit 10.11
SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) is made by and between Black Stone Natural Resources Management Company, a Delaware corporation (the “Company”), and [Executive] (“Executive”), effective as of [Effective Date] (the “Effective Date”). The Company and Executive are referred to individually herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Company acknowledges that Executive possesses skills and knowledge that are valuable to the Company and the Company wishes to enter this Agreement in order to better ensure itself of access to the continued services of Executive, to provide further incentive for Executive to build and preserve the goodwill of the Company, and in order to protect its legitimate business interests, including the preservation of its goodwill and Confidential Information (as defined below); and
WHEREAS, Executive wishes to continue in employment with the Company, advance the business interests of the Company and obtain the benefits set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:
Article I
DEFINITIONS
In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
1.1“Affiliates” means with respect to any person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
1.2“Board” means the board of directors of the General Partner.
1.3“Business” means the business and operations that are the same or similar to those engaged in by the Company and any of its Affiliates for which Executive provides services during Executive’s employment with the Company or any of its Affiliates, or in which the Company or any such Affiliate has material plans to engage of which Executive is aware during the period of his employment with the Company, which business and operations include the business of owning, acquiring, leasing and developing private fee mineral assets and royalty interests.
1.4“Cause” means a determination by two-thirds of the Board that Executive has: (a) willfully and continually failed to substantially perform Executive’s duties to the Company and its Affiliates (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (b) willfully engaged in conduct that is demonstrably and materially injurious to the Company, the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise; (c) been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (d) committed an act of fraud, or material embezzlement or material theft, in each case, in the course of Executive’s employment relationship with the Company or one of its Affiliates; or (e) materially breached any obligations of Executive under this Agreement or any other written agreement entered into between Executive and the

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Company, the Partnership, the General Partner or any of their respective Affiliates. Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Executive shall have 30 days following the delivery of written notice by the Company or one of its Affiliates within which to cure any actions or omissions described in clauses (a), (b), (d) or (e) constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of 30 days, the Company or one of its Affiliates may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect.
1.5“Change in Control” has the meaning assigned to such term in the LTIP.
1.6“CIC Protection Period” means the 24-month period beginning on the date a Change in Control occurs.
1.7“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
1.8“Date of Termination” means the effective date of the termination of Executive’s employment with the Company and its Affiliates, as applicable, such that Executive is no longer employed by the Company or any of its Affiliates.
1.9“Disability” means Executive’s inability to perform the essential functions of Executive’s position with the Company or its Affiliate, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.
1.10“General Partner” means Black Stone Minerals GP, L.L.C., a Delaware limited liability company.
1.11“Good Reason” means the occurrence of any of the following events without Executive’s written consent: (a) a reduction in Executive’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions; (b) a relocation of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date; (c) any material breach of this Agreement by the Company or any breach by the Company, the Partnership, the General Partner or any of their respective Affiliates of any other written agreement with Executive; (d) a material, adverse change in Executive’s title, authority, duties or responsibilities (other than while Executive is physically or mentally incapacitated or as required by applicable law); (e) a material adverse change in the reporting structure applicable to Executive; or (f) following a Change in Control, either (i) a failure of the Company or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which Executive was participating immediately prior to such Change in Control or (ii) the taking of any action by the Company or one of its Affiliates that adversely affects Executive’s participation in, or materially reduces Executive’s benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (i) or (ii), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which Executive’s participation is being adversely affected or Executive’s benefits or compensation are being materially reduced. Notwithstanding the foregoing provisions of this definition or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) Executive must provide written notice to the Company of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (2) the condition(s) specified in such notice must remain uncorrected for 30 days

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following the Company’s receipt of such written notice; and (3) the date of Executive’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.
1.12 “LTIP” means the Black Stone Minerals, L.P. Long-Term Incentive Plan.
1.13“Partnership” means Black Stone Minerals, L.P., a Delaware limited partnership.
1.14“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
1.15“Prohibited Period” means the period during which Executive is employed by the Company or any of its Affiliates and continuing until the date that is 12 months following the Date of Termination.
1.16“Qualifying Termination” means any termination of Executive’s employment (a) by the Company without Cause, or (b) due to Executive’s resignation for Good Reason.
1.17“Release” means a general release of claims, in a form acceptable to the Company, that releases and discharges the Company and each of its Affiliates and their respective affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity holders, officers, directors, managers, members, partners, employees, agents, representatives and other affiliated persons from any and all claims or causes of action or any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment or the termination of such employment.
1.18“Release Expiration Date” means the date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.
1.19“Restricted Area” means the geographic area where the Company or its Affiliates conduct the Business, which area includes the counties and parishes within the following states in which the Company or its Affiliates develop, own or obtain private fee mineral assets or royalty interests: Texas, Mississippi, Alabama, Arkansas, North Dakota, Florida, Nevada, Louisiana and Oklahoma. For the avoidance of doubt, the Restricted Area expressly includes the following parishes within the state of Louisiana: Acadia, Allen, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, Evangeline, Franklin, Grant, Iberville, Jackson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Charles, St. Helena, St. James, St. Landry, St. Mary, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, and Winn.
1.20“Severance Payment” means a total amount equal to (a) the product of (i) 1.0 (or, if such termination occurs during the CIC Protection Period, 2.0) and (ii) the sum of Executive’s base salary as in effect on [Compensation Determination Date] and Executive’s target bonus as of [Compensation Determination Date], plus (b) Executive’s pro-rata adjusted target bonus for the calendar year that includes the Date of Termination, determined by multiplying Executive’s target bonus as of [Compensation Determination Date] by a fraction, the numerator of which is the number of days Executive was employed by the Company in the calendar year that includes

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the Date of Termination and the denominator of which is the number of days in such calendar year, plus (c) any earned but unpaid bonus for the calendar year preceding the calendar year that includes the Date of Termination, payable on or before March 15 of the calendar year following the calendar year in which the Date of Termination occurs.
Article II
SEVERANCE PAYMENTS
1.1Severance-Triggering Events. In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates ends due to a Qualifying Termination, then so long as the requirements of Section 2.3 are satisfied and Executive abides by Executive’s continuing obligations under Articles III, IV and V:
(a)The Company shall pay the Severance Payment to Executive in accordance with Section 2.2; and
(b)If Executive timely and properly elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), similar in the amounts and types of coverage provided by the Company to Executive prior to the Date of Termination, then for a period of 12 (or, if such termination occurs during the CIC Protection Period, 24) months following the Date of Termination or such earlier date as provided in this Section 2.1(b), the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage; provided, however, that Executive’s rights to such reimbursements under this Section 2.1(b) shall terminate at the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall immediately notify the Company in the event that Executive becomes so eligible). Notwithstanding anything in the preceding provisions of this Section 2.1(b) to the contrary, (i) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (ii) if the provision of the benefit described in this Section 2.1(b) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company. If (1) Executive’s termination of employment pursuant to this Section 2.1 occurs within the CIC Protection Period and (2) Executive has not become eligible to be covered under a group health plan sponsored by another employer prior to the date that is 18 months after the Date of Termination (such date being the “COBRA Payment Trigger Date”), then, on the Company’s first regularly scheduled pay date following the COBRA Payment Trigger Date, the Company shall pay to Executive a lump sum cash payment equal to six times the amount Executive paid to effect and continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plan for the full calendar month next preceding the COBRA Payment Trigger Date.
1.2Payment of Severance Payment. The Severance Payment will be paid in a single lump sum cash payment after the date that is 60 days after the Date of Termination, but in no event later than the date that is 70 days after the Date of Termination.
1.3Release. As a condition to the receipt of the Severance Payment and the reimbursement payments contemplated in Section 2.1(b) (and any portion thereof), (a) Executive must execute and deliver the Release to the Company on or before the Release Expiration Date

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and (b) any revocation period under the Release shall have fully expired without revocation of the Release by Executive.
1.4Parachute Taxes in Connection with a Change in Control.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 2.4 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.
Article III
PROTECTION OF INFORMATION
1.1Disclosure to and Property of the Company. For purposes of this Article III, (a) the term “Company” shall include the Company and each of its Affiliates and (b) the term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or other third parties who furnished such information, materials, and/or trade secrets to the Company with an expectation of confidentiality.  Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company or other third parties; (2) business information and materials of the Company or other third parties; (3) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Company or other third parties. All Confidential Information shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment with the Company, for any reason, Executive shall promptly deliver all documents and materials (including electronically stored information) containing or reflecting Confidential Information, and all copies thereof, to the Company. Notwithstanding the preceding provisions of this Section 3.1, the term Confidential Information does not include (i) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any unauthorized act of Executive, or (ii) any information that becomes available to Executive on a non-confidential basis from a source other than the Company or any of its respective directors,

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officers, employees, agents or advisors; provided, that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company regarding the information.
1.2Disclosure to Executive. Executive expressly acknowledges and agrees that Executive has obtained Confidential Information during the course of Executive’s employment with the Company and the Parties acknowledge and agree that Executive will be provided with additional Confidential Information in the course of Executive’s continued employment with the Company.
1.3No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that Executive will not, at any time during the term of Executive’s employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities to the Company. Executive expressly acknowledges and agrees that Executive would violate the terms of this Article III if Executive breaches any of the provisions of Article V below. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Legal Requirements; provided, however, that in the event disclosure is required by applicable Legal Requirements and Executive is making such disclosure, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.
Article IV
STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE
1.1Statements Concerning the Company.  Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its Affiliates or any of the Company’s or such Affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of or regarding the Company, any of its Affiliates or any of its Affiliates’ business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (c) place the Company, any of its Affiliates, or any of the Company’s or any such Affiliates’ directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
1.2Statements Concerning Executive.  The Company shall cause its directors, executive officers and human resource representatives to refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of Executive’s Affiliates or any of such Affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, or (c) place Executive in a false light before the public.  A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

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Article V
NON-COMPETITION; NON-SOLICITATION
1.1Definitions. For purposes of this Article V, the term “Company” shall include the Company and each of its Affiliates (a) for which Executive provides services during the period in which Executive is employed by the Company or any of its Affiliates or (b) about which Executive obtains, or has obtained, Confidential Information.
1.2Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article V (i)  to protect the trade secrets and Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company and the business opportunities disclosed or entrusted to Executive by the Company and so as to enforce Executive’s obligations not to misuse or disclose the Company’s Confidential Information, (ii) to protect the business goodwill of the Company and (iii) as an express incentive for the Company to continue to employ Executive, enter into this Agreement and to provide the benefits herein.
(a)Executive expressly covenants and agrees that during the Prohibited Period, other than on behalf of the Company, Executive will refrain from carrying on or engaging, directly or indirectly, in the Business in the Restricted Area and, accordingly, Executive will not, directly or indirectly within the Restricted Area during the Prohibited Period (other than on behalf of the Company), own, manage, operate, join, become an employee, independent contractor, consultant or advisor of, or otherwise provide services to, control or participate in any business, individual, partnership, firm, corporation or other entity which carries on the Business.
(b)Executive further covenants and agrees that during the Prohibited Period, Executive will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any of the Company’s customers or suppliers with whom or which Executive had contact on behalf of the Company during the 12 months that precede the Date of Termination or any of the Company’s customers, prospective customers, suppliers or prospective suppliers about whom or which Executive received or learned of any Confidential Information during the 12 months that precede the Date of Termination.
1.3Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Article V of this Agreement are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company, including the protection of its Confidential Information, trade secrets and goodwill. Executive further acknowledges that the Company conducts business throughout the Restricted Area. Executive and the Company also acknowledge that money damages would not be a sufficient remedy for any breach of this Article V or Articles III or IV above by Executive, and the Company shall be entitled to enforce the provisions of this Article V and Articles III and IV above by terminating payments or additional benefits then owing to Executive and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. In addition, in the event of a breach by Executive, Executive will repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of Executive pursuant to Article II above. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V or Articles III or IV above but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

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1.4Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article V. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article V are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Company’s business, (b) Executive’s level of control over and contact with the Company’s business throughout the Restricted Area, (c) the fact that the Business is conducted by the Company throughout the Restricted Area, (d) the fact that Executive’s duties are fulfilled throughout, materially relate to work performed by the Company throughout, the Restricted Area, (e) the compensation and Confidential Information that Executive has received and will receive in conjunction with Executive’s employment with the Company and (f) the goodwill that Executive has built and will continue to help build during Executive’s employment by the Company. It is the desire and intent of the Parties that the provisions of this Article V be enforced to the fullest extent permitted under any applicable laws, whether now or hereafter in effect. Executive and the Company hereby waive any provision of any applicable Legal Requirements that would render any provision of this Article V invalid or unenforceable.
1.5Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article V would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in Competing Businesses in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that Executive’s agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under all applicable laws so that the entire non-competition agreement of Article V and this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.
Article VI
DISPUTE RESOLUTION
1.1Dispute Resolution.
(a)Subject to Section 6.1(b), any dispute, controversy or claim between Executive and the Company or any of its Affiliates arising out of or relating to this Agreement or Executive’s employment with the Company or any of its Affiliates will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both Parties. Any arbitration conducted under this Article VI shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing Parties and the Parties agree that judgment upon

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the award may be entered by any court of competent jurisdiction; provided, however, that the Parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing Party. The Party whom the Arbitrator determines is the prevailing Party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other Party of all reasonable legal fees and costs; provided, however, that if such arbitration occurs during the CIC Protection Period and Executive prevails on at least one material claim, the Company shall reimburse Executive for all reasonable legal fees and costs in connection with such dispute.
(b)Notwithstanding Section 6.1(a), either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Article VI.
(c)By entering into this Agreement and entering into the arbitration provisions of this Article VI, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)Nothing in this Article VI shall prohibit a Party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a Person which is not a Party to this Agreement.
Article VII
MISCELLANEOUS
1.1Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:
If to Executive, addressed to:

[Executive Address]

If to the Company, addressed to:

    Black Stone Natural Resources Management Company
    1001 Fannin Street, Suite 2020
    Houston, Texas 77002
    Attention: General Counsel

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

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1.2Applicable Law; Submission to Jurisdiction.
(a)This Agreement is entered into under, and shall be governed for all purposes by, the Legal Requirements of the State of Texas, without regard to conflicts of laws principles thereof.
(b)With respect to any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Articles III, IV or V above, the Parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts residing in, or with jurisdiction over, Harris County, Texas. The Parties recognize that such forum and venue is convenient and directly and materially related to their employment relationship and this Agreement.
1.3No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
1.4Severability. If an arbitrator or a court of competent jurisdiction determines that any provision (or part thereof) of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
1.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
1.6Withholding of Taxes. The Company may withhold from any payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any applicable laws.
1.7Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, plan, instrument or other document shall be deemed to refer to such agreement, plan, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

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1.8Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Executive without the prior written consent of the Company. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Subject to the preceding provisions of this Section 7.8, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
1.9At-Will Employment. Nothing in this Agreement shall affect the at-will nature of Executive’s employment, as the Company or Executive may terminate the employment relationship at any time and for any reason or no reason at all.
1.10Entire Agreement. Subject to the remainder of this Section 7.10, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that this Agreement does not supersede or replace, but instead complements and is in addition to, all non-competition, non-solicitation, confidentiality and other restrictive covenant provisions as well as all severance and termination-related provisions in all other equity compensation agreements between Executive and the Company, the Partnership, the General Partner or any of their respective Affiliates, whether granted pursuant to the LTIP or otherwise.
1.11Modification; Waiver; Termination. Any modification, waiver or termination of this Agreement will be effective only if it is in writing and signed by both of the Parties.
1.12Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of Executive’s obligations under Articles III, IV and V above and shall be entitled to enforce such obligations as if a party hereto.
1.13Internal Revenue Code Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
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US 3193104v.9

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

    BLACK STONE NATURAL RESOURCES MANAGEMENT COMPANY

    By:
        [BSNR Management Authorized Person]

    EXECUTIVE

    [Executive]

Signature Page to
Severance Agreement
US 3193104v.9